UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/28/2009

Entorian Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50553

Delaware	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4030 W. Braker Lane
Austin, TX 78759
(Address of principal executive offices, including zip code)

512 334 0111
(Registrant’s telephone number, including area code)

Staktek Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective October 30, 2009, Entorian Technologies Inc. (we, us or our) entered into an agreement with IPotential, LLC (IPotential), regarding the sale of our memory patent portfolio. IPotential has agreed to act as our exclusive representative in connection with the sale of our memory patents, and we have agreed to pay IPotential a commission in connection with this sale.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective October 30, 2009, we amended our Certificate of Incorporation with the Delaware Secretary of State to effect a 1-for-12 reverse stock split of our common stock. This action reduces the number of our outstanding shares of common stock from approximately 47 million shares to approximately 4 million shares.

Item 8.01.    Other Events

Reverse Stock Split

    On October 30, 2009, we issued a press release announcing that we completed a 1-for-12 reverse split of our outstanding shares of common stock effective October 30, 2009. As a result of the reverse split, each 12 shares of common stock were combined into one share of common stock. Our common stock will trade on a split-adjusted basis under the temporary NASDAQ ticker symbol "ENTND" until November 30, 2009, and then will resume trading under the symbol "ENTN."

    The objective of the reverse stock split is to regain compliance with NASDAQ's $1 minimum bid rule. The total number of shares of common stock outstanding (excluding treasury shares) was reduced from approximately 47 million shares to approximately 4 million shares. The number of common shares related to the company's convertible notes and stock options was proportionately adjusted to reflect the reverse split.

    Under the terms of the reverse split, stockholders holding 12 shares or more of Entorian common stock at the close of business on September 23, 2009, will receive one new Entorian share for every 12 shares held. Stockholders holding fewer than 12 shares will receive cash consideration in lieu of fractional shares.

        DRAM Settlement

        We are a claimant in the class action antitrust litigation entitled In Re Dynamic Random Access Memory (DRAM) Antitrust Litigation pending in the United States District Court of the Northern District of California (the Court). A settlement was reached in this litigation, subject to approval by the Court. Pursuant to terms of the settlement, claimants who purchased DRAM from April 1, 1999 through June 30, 2002 were able to make claims for recovery, based on evaluation and approval by the Court, handled through Rust Consulting, the claims administrator. We purchased DRAM in this time period and submitted a claim with the claims administrator. On October 28, 2009, the judge approved the final distribution of funds pursuant to this settlement, although the approval is subject to a 30-day appeal period, which terminates on November 27, 2009.

        Based on the approved settlement, the claims administrator informed us that we are scheduled to receive approximately $7.5 million, with the payment to be made in December 2009. However, any distribution is subject to this 30-day appeal period, so this amount could change.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
99.1.        Press Release, dated October 30, 2009, announcing the completion of our reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entorian Technologies Inc.

Date: November 02, 2009	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release